                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                       Taro Pharmaceutical Industries Ltd.
-------------------------------------------------------------------------------
                                (Name of Issuer)

            Ordinary Shares, NIS 0.0001 Nominal (Par) Value Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M8737E108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [X] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      --------------------
CUSIP No.  M8737E108               13G                     Page 2 of 9 Pages
---------------------                                      --------------------


---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) |_|

                                                               (b) |X|
---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ---------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED         ----- ---------------------------------------------------
          BY             6  SHARED VOTING POWER
         EACH
      REPORTING             0 (see Item 4)
        PERSON        ----- ---------------------------------------------------
         WITH            7  SOLE DISPOSITIVE POWER

                                        0
                      ----- ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                             0 (see Item 4)
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           |_|


---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                      --------------------
CUSIP No.  M8737E108               13G                     Page 3 of 9 Pages
---------------------                                      --------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|

                                                                     (b) |X|
---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ---------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ---------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING              0 (see Item 4)
       PERSON        ------ ---------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                                        0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                             0 (see Item 4)
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           |_|


---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                      --------------------
CUSIP No.  M8737E108               13G                     Page 4 of 9 Pages
---------------------                                      --------------------


---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|

                                                                      (b) |X|
---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ---------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ---------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING              (see Item 4)
       PERSON        ------ ---------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                                        0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                             0 (see Item 4)
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           |_|


---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                      --------------------
CUSIP No.  M8737E108               13G                     Page 5 of 9 Pages
---------------------                                      --------------------


---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|

                                                                      (b) |X|
---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ---------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ---------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING              0 (see Item 4)
       PERSON        ------ ---------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                                        0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           |_|


---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0 % (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


ITEM 1(a)                           NAME OF ISSUER:

                                    Taro Pharmaceutical Industries Ltd.

ITEM 1(b)                           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                    Italy House, Euro Park
                                    Yakum 60972, Israel

ITEMS 2(a)                          NAME OF PERSON FILING:

                                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital
                                    Advisors"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management");
                                    (iii) Sigma Capital Management, LLC ("Sigma Capital Management"); and (iv)
                                    Steven A. Cohen.

ITEM 2(b)                           ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                                    The address of the principal business office of (i) SAC Capital Advisors and
                                    Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC
                                    Capital Management and Sigma Capital Management is 540 Madison Avenue, New
                                    York, New York 10022.

ITEM 2(c)                           CITIZENSHIP:

                                    SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are
                                    Delaware limited liability companies.  Mr. Cohen is a United States citizen.

ITEM 2(d)                           TITLE OF CLASS OF SECURITIES:

                                    Ordinary Shares, NIS 0.0001 Nominal (Par) Value Per Share

ITEM 2(e)                           CUSIP NUMBER:

                                    M8737E108

ITEM 3                              Not Applicable




ITEM 4                              OWNERSHIP:

                                    As of the close of business on December 30, 2005:

                                    1. S.A.C. Capital Advisors, LLC
                                    (a) Amount beneficially owned: -0-
                                    (b) Percent of class: 0%
                                    (c)(i) Sole power to vote or direct the vote: -0-
                                    (ii) Shared power to vote or direct the vote: -0-
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct the disposition: -0-

                                    2. S.A.C. Capital Management, LLC
                                    (a) Amount beneficially owned: -0-
                                    (b) Percent of class: 0%
                                    (c)(i) Sole power to vote or direct the vote: -0-
                                    (ii) Shared power to vote or direct the vote: -0-
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct the disposition: -0-

                                    3. Sigma Capital Management, LLC
                                    (a) Amount beneficially owned: -0-
                                    (b) Percent of class: 0%
                                    (c)(i) Sole power to vote or direct the vote: -0-
                                    (ii) Shared power to vote or direct the vote: -0-
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct the disposition: -0-

                                    4. Steven A. Cohen
                                    (a) Amount beneficially owned: -0-
                                    (b) Percent of class: 0%
                                    (c)(i) Sole power to vote or direct the vote: -0-
                                    (ii) Shared power to vote or direct the vote: -0-
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct the disposition: -0-

                                    Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital
                                    Management share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC ("SAC Capital Associates"). Pursuant to
                                    an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma
                                    Capital Associates, LLC ("Sigma Capital Associates"). Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management.



ITEM 5                              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
                                    percent of the class of securities, check the following. |X|

ITEM 6                              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                    Not Applicable

ITEM 7                              IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
                                    BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                    Not Applicable

ITEM 8                              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                    Not Applicable

ITEM 9                              NOTICE OF DISSOLUTION OF GROUP:

                                    Not Applicable

ITEM 10                             CERTIFICATION:



         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2006


S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person